Exhibit 8.1 and 23.2

450 LEXINGTON AVENUE NEW YORK, N.Y. 10017 212 450 4000 FAX 212 450 3800	Menlo Park Washington, D.C. London Paris Frankfurt Madrid Tokyo Beijing Hong Kong

June 10, 2009

Re:	Western Refining, Inc. Offering of Common Stock

Western Refining, Inc.
123 W. Mills Avenue, Suite 200
El Paso, TX  79901

Ladies and Gentlemen:

We have acted as special counsel for Western Refining, Inc. (the “Company”) in connection with the registration of 23,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), which includes 3,000,000 shares of Common Stock that may be issued pursuant to the underwriter’s option to purchase additional shares.  We participated in the preparation of the prospectus supplement relating to the Common Stock (the “Prospectus Supplement”) filed with the United States Securities and Exchange Commission on June 5, 2009.  The Prospectus Supplement relates to the Company’s registration statement on Form S-3 (File No. 333-150238) (the “Registration Statement”) and has been filed in connection with the Company’s offering of Common Stock.

We are of the opinion that the statements set forth under the caption “Certain U.S. Federal Income Tax Considerations” in the Prospectus Supplement, insofar as they relate to statements of law or legal conclusions under United States federal income tax law and subject to the qualifications and limitations set forth therein, fairly summarize in all material respects the matters referred to therein.

We are members of the Bar of the State of New York.  The foregoing opinion is based upon and limited to the United States federal tax law as contained in the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative decisions and court decisions as of the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Davis Polk & Wardwell